Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE PROVIDES UPDATE ON GULF COAST LNG PROJECT

TULSA, OK – December 20, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that the Company will be recording an additional charge due to increased cost overruns in excess of the $10.5 million loss previously recorded on its Gulf Coast LNG project.

Michael J. Bradley, president and chief executive officer of Matrix Service Company stated, “As we communicated in August, this was a major lump sum contract for Matrix Service entered into pre-Katrina and we have been working through the challenges. The additional cost overruns are primarily attributable to higher craft turnover and continued productivity and construction-related issues on an increasingly compressed schedule for the remaining portions of the project, similar to those previously disclosed. Our current backlog is focused more on cost reimbursable and alliance customer projects, and the remainder of our business is operating exceptionally well, particularly in our Aboveground Storage Tanks and Downstream Petroleum operations and we expect the strong business environment to continue.”

Mr. Bradley added, “We will continue to evaluate our estimates to complete as we determine the appropriate periods to which these additional charges relate in order to finalize and report our fiscal second quarter results. Although the analysis is still underway, it is expected these additional charges could range from $13 million to $16 million based upon our current expectations of project completion. With the project approximately 80% complete, the Company will make every effort to incorporate all anticipated losses in these charges. The Company intends to meet the targeted completion dates according to our client’s expectations.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the possibility of further overruns or delays on the Company’s Gulf Coast LNG project and those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Truc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com